                                                                    EXHIBIT 99.1


                             Contact:   Marc Grossman
                                        Sr. Vice President - Corporate Affairs
                                        310-205-4030


                 HILTON SHAREHOLDERS APPROVE BALLY ACQUISITION;
                 ----------------------------------------------
                    GOLDBERG TO RUN COMBINED GAMING COMPANY,
                    ----------------------------------------


         SHAREHOLDERS APPROVE 4-FOR-1 STOCK SPLIT; DIRECTORS RECOMMEND
            DIVIDEND INCREASE AND AUTHORIZE FUTURE STOCK REPURCHASE


     BEVERLY HILLS, Calif., September 19, 1996 -- Shareholders of Hilton Hotels Corporation (NYSE:HLT) today approved the company's acquisition of Bally Entertainment Corporation (NYSE:BLY), a $3 billion transaction (including debt) that upon completion will make Hilton the world's largest gaming company. The transaction, which is still subject to certain regulatory approvals, is expected to close by November-December 1996.

     Also at the special meeting held here today, Hilton shareholders voted to approve the company's previously announced 4-for-1 stock split. The record date for the stock split is September 19, 1996 and the mail date for the additional shares is September 25, 1996.

     In addition, Hilton's Board of Directors currently intends to increase the dividend on post-split common shares to $.08 per share, an increase of 6.7 percent. The increase is expected to take effect in December. The Board also authorized the company to purchase up to a maximum of 5 million shares of its common stock (on a pre-split basis) should market conditions make such purchases attractive.

     The company may also purchase common stock under this authorization that would be used to fund certain employee stock compensation plans.

     During the meeting, Stephen F. Bollenbach, president and chief executive officer of Hilton Hotels Corporation, announced that Arthur M. Goldberg, chairman and chief executive officer of Bally Entertainment Corporation, will become executive vice president, Hilton Hotels Corporation and president - gaming operations, reporting directly to Bollenbach. In this position, which will become effective immediately upon completion of the acquisition, Goldberg will have overall management responsibility for the combined Hilton-Bally gaming operation, which currently includes 16 casinos with more than 800,000 square feet of gaming space. Additionally, and as previously announced, Goldberg will join the Hilton Board of Directors.

     Goldberg, who joined Bally in 1990, is widely credited with reshaping the company through aggressive restructuring and reduction of long-term debt, and subsequently building it into one of the world's most successful gaming organizations. In January 1996, Bally spun off its fitness center chain into a separate publicly held company, of which Goldberg is chairman.

     Previously, Goldberg was president and chief executive officer of International Controls Corporation, a defense contractor. He also has headed Transco Group, Inc., a New Jersey-based transportation company.

     An influential presence in the casino industry, Goldberg currently serves as a board member of the New Jersey Casino Reinvestment Development Authority. He is also on the executive committee of the board of directors of First Union Corporation, the nation's sixth largest bank, and serves on the boards of First Union, N.A. and Yeshiva University's Benjamin N. Cardozo School of Law, and the board of trustees of Villanova Law School.

     Goldberg earned a bachelor of arts degree from Rutgers University and obtained his juris doctor degree at Villanova Law School.

     "Arthur's experience in the gaming industry, his knowledge of the major Las Vegas and Atlantic City markets and general business acumen will be key assets as we create and operate the largest and strongest gaming company in the world," Bollenbach said. "I am delighted that Arthur has accepted the responsibility of running our worldwide gaming operations, and I am looking forward to working closely with him to achieve maximum growth and earnings for our shareholders."

                                      ###